Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 28, 2008 by and between Polypore International, Inc., headquartered in Charlotte, North Carolina (the “Company”) and Robert B. Toth (the “Executive”).
     WHEREAS, the Company and the Executive are currently parties to an Employment Agreement, dated as of July 6, 2005 (the “Prior Agreement”); and
     WHEREAS, the parties hereto wish to amend and restate the Prior Agreement in the form of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Employment. Subject to Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on July 6, 2005 (the “Commencement Date”) and ending on July 6, 2009 (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing upon July 6, 2009 and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.
     2. Position.
          a. For so long as Executive is employed by the Company pursuant to this Agreement, Executive shall serve as the Company’s Chief Executive Officer and President. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and Executive shall report solely to the Board. Executive also agrees to serve, without additional compensation, as a member of the Board, and the Company shall take all actions necessary to cause Executive to be appointed as a member of the Board. The Company shall provide Executive with Directors and Officers (“D&O”) and Errors and Omissions (“E&O”) insurance in limits provided to other directors and officers of the Company. The Company also agrees to indemnify and defend Executive to the fullest extent permitted by law and the Company’s corporate bylaws (the “By-Laws”), with respect to any and all claims, which arise from or relate to Executive’s duties as an officer, member of the Board, if applicable, or employee of the Company.
          b. For so long as Executive is employed by the Company pursuant to this Agreement, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the

Board. Notwithstanding the foregoing, nothing herein shall preclude Executive from serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of (i) not-for-profit and/or charitable organizations, and (ii) with the prior written consent of the Board, which consent shall not be unreasonably withheld, non-competing businesses.
     3. Base Salary. For so long as Executive is employed by the Company pursuant to this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $550,000, payable in regular installments in accordance with the Company’s usual payment practices. Notwithstanding the foregoing, (a) at least once every twelve (12) months and (b) upon the occurrence of a material corporate event of the Company (including, without limitation, a merger, recapitalization, acquisition, consolidation of the Company or other similar event), the Board shall review Executive’s rate of Base Salary. Executive’s Base Salary shall not be reduced by the Company at any time during the Employment Term.
     4. Annual Bonus. With respect to each full fiscal year of the Company (each a “Fiscal Year”) during the Employment Term (for so long as Executive is employed during such Term), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”). Such Annual Bonus shall be based upon the achievement of certain performance targets to be established by the Board after consultation with Executive and the eligibility amount shall not be less than Executive’s Base Salary (the “Target Annual Bonus”). Annual Bonuses shall, to the extent earned, be paid to Executive no later than March 31 each year.
     5. Equity Arrangements. In connection with entering into this Agreement, the Company shall amend Executive’s options granted under the Company’s 2006 Stock Option Plan (the “Plan”) to provide:
          a. full vesting of unvested Annual Performance Options and Cumulative Performance Options upon:
               (1) Executive’s employment termination by the Company without Cause (as defined in Section 8(a)(ii) of this Agreement) or by Executive for Good Reason (as defined in Section 8(c)(i) of this Agreement) or by the Company in the event the Company elects not to extend the Employment Term pursuant to Section 1, and in the event of any of the foregoing, in anticipation of, or within twelve months following, the occurrence of a Change in Control; or
               (2) Executive’s employment termination without Cause or by Executive for Good Reason or by the Company in the event the Company elects not to extend the Employment Term pursuant to Section 1, and the Company having achieved its Cumulative EBITDA Target (as defined in Section 2(p) of the Plan as such definition exists on the date hereof) for the fiscal year immediately preceding the fiscal year in which Executive’s employment termination occurs; or
               (3) Executive’s death or Disability (as such term is defined herein).

          b. in connection with any termination event resulting in vesting of Annual Performance Options and Cumulative Performance Options as a result of clause a. above, or in the event that the Company elects not to extend the Employment Term pursuant to Section 1, an extended period to exercise any vested Annual Performance Options and Cumulative Performance Options expiring on the earlier to occur of (x) the 12-month anniversary of the date of termination or (y) the original expiration date of the Options (i.e., the 10th anniversary of the date of grant); and
          c. in the event that Employee elects not to extend the Employment Term pursuant to Section 1, an extended period to exercise any vested Annual Performance Options and Cumulative Performance Options expiring on the earlier to occur of (x) the 60-day anniversary of the date of such termination or (y) the original expiration date of the Options (i.e., the 10th anniversary of the date of grant).
For purposes of this Agreement, “Change in Control” shall mean:
               (1) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its affiliates, or an employee benefit plan maintained by the Company or any of its affiliates, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
               (2) the date upon which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
               (3) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s affiliates.
     6. Employee Benefits. For so long as Executive is employed by the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company’s employee benefit plans, such as but not limited to life insurance, medical, dental, disability, pension and retirement plans, as in effect from time to time (collectively “Employee Benefits”). Executive shall be entitled to participate in the medical and all other Employee Benefits on an equivalent basis to those benefits that are generally made available to other senior executives of the Company.
     7. Business Expenses, Vacation, Automobile Allowance and Attorneys Fees.
          a. Business Expenses. For so long as Executive is employed by the Company pursuant to this Agreement, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.
          b. Vacation. Executive shall be entitled to four (4) weeks of vacation for each Fiscal Year during the Employment Term (for so long as Executive is employed by the Company pursuant to this Agreement), to be taken at such times and at such periods as to not interfere with the duties required to be rendered by Executive under this Agreement. Executive shall be compensated, on a pro-rata basis, for any unused vacation remaining upon the termination of Executive’s employment with the Company pursuant to Section 8 of this Agreement.
          c. Automobile Allowance. Executive shall be entitled to a monthly car allowance equal to $1,000 to cover all expenses relating to the provision and maintenance of a vehicle of Executive’s choice.
          d. Attorney Fees. The Company shall reimburse Executive for any attorneys’ fees incurred by Executive with respect to the negotiation and preparation of this Agreement.
     8. Termination.
          a. By the Company For Cause or Resignation By Executive without Good Reason.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason, which Executive shall be permitted to do at any time upon at least thirty (30) days’ written notice.
          (ii) For purposes of this Agreement, “Cause” shall mean: (A) gross negligence or willful misconduct by Executive in connection with Executive’s employment duties or responsibilities hereunder; (B) a material and continued failure by Executive to perform in any material respect his duties or responsibilities after notice and reasonable opportunity to cure; (C) misappropriation by Executive of the assets or business opportunities of the Company or its affiliates; (D) embezzlement or other financial fraud committed against the Company or its affiliates by Executive or at his direction, or with his prior personal knowledge; (E) Executive’s conviction of, admission to, or entry of pleas of no contest to any (I) felony, or (II) any crime involving moral turpitude that materially interferes with the performance of Executive’s duties; (F) Executive’s abuse of alcohol and/or any use of illegal drugs that materially interferes with the performance of Executive’s duties; or (G) Executive’s breach of any material provision of this

Agreement. In the event the Company determines that Cause exists, it shall notify Executive, and termination of Executive’s employment for Cause shall be effected by at least a majority vote of the Board (excluding Executive for such purpose) at a meeting occurring at least ten (10) business days after the Company provides Executive with written notice that the Company intends to terminate Executive’s employment for Cause, at which meeting Executive shall have the opportunity to be heard with respect to the conduct giving rise to the termination for Cause.
          (iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
     (A) the Base Salary through the date of termination, to be paid in a lump sum within ten (10) business days after any termination;
     (B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination, to be paid in a lump sum within ten (10) business days after any termination; and
     (C) such Employee Benefits, if any, as to which Executive may be entitled (or may have accrued) as of the date of termination under the employee benefit plans of the Company, to be paid in accordance with the terms thereof (the amounts and benefits described in clauses (A) through (C) hereof, being hereinafter referred to as the “Accrued Rights”).
     Following any termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Section 5 and this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          b. Disability or Death.
          (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
          (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

     (A) The Accrued Rights;
     (B) Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company;
     (C) So long as and to the extent the Company achieves the performance targets established by the Board in respect of the Fiscal Year in which the date of termination occurs, an amount equal to the Annual Bonus, if any, to which Executive would have been entitled to receive pursuant to Section 4 hereof in respect of such Fiscal Year, pro rated from the first day of such Fiscal Year through the date of termination and payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and
     (D) Continuation of medical benefits for Executive (as applicable) and his covered dependents, at the same cost paid by Executive (and his dependents, as applicable) immediately prior to the date of such termination, until the earlier of (x) the twenty-four (24) month anniversary of the date of such termination, or (y) the date Executive and/or his dependents elect to cease continuation of such benefits.
     Following Executive’s termination of employment due to death or Disability, except as set forth in Section 5 and this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          c. By the Company Without Cause or by Executive for Good Reason.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or for Good Reason by Executive. For purposes of this Agreement, a termination without Cause by the Company shall be deemed to mean any termination of Executive’s employment by the Company which (x) does not constitute a termination for Cause as defined in Section 8(a)(ii), or (y) is not by reason of Executive’s death or Disability. For purposes of this Agreement, “Good Reason” shall mean: (i) any material breach of this Agreement by the Company; (ii) any request by the Company for Executive to relocate or perform services at a location other than the Charlotte, North Carolina Metropolitan area; (iii) a substantial and material diminution or reduction, not consented to by Executive in writing, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (iv) any removal, during the Employment Term, from Executive of his title of President or Chief Executive Officer; or (v) the failure of the Company to obtain the agreement from any successor to the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (ii) If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive:
          (A) The Accrued Rights;

     (B) Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company;
     (C) A lump-sum payment equivalent to two (2) times the sum of (x) Executive’s then current Base Salary, and (y), the Bonus Severance Amount, such amount to be paid within fifteen (15) business days following termination of employment; and
     (D) Continuation of Executive’s Employee Benefits for a period of twenty-four (24) months following the date of employment termination.
For purposes of this Section 8(c)(ii):
     “Bonus Severance Amount” shall mean an amount equal to the average Annual Bonus paid to Executive for the three years immediately preceding Executive’s employment termination; provided, however, in the event the Annual Bonus paid in March 2006 is used to calculate the average bonus amount hereunder, the March 2006 bonus shall be deemed $450,000.00 for purposes of such an average bonus calculation. If Executive has received only two Annual Bonus payments prior to Executive’s employment termination, then the average of such two Annual Bonus payments (i.e. $600,000.00) shall be used to determine the Bonus Severance Amount.
          d. Expiration of Employment Term. In the event either party elects not to extend the Employment Term (on the same terms and conditions set forth in this Agreement, subject the annual review of the Base Salary as provided in Section 3) pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee or consultant of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive (x) the Accrued Rights plus (y) the Annual Bonus in respect of the last Fiscal Year of the Employment Term, so long as and to the extent the Company achieves the performance targets established by the Board in respect of such Fiscal Year. In addition, in the event the Company elects not to extend the Employment Term (on the same terms and conditions set forth in this Agreement, subject the annual review of the Base Salary as provided in Section 3) pursuant to Section 1, Executive shall also be entitled to the payments and benefits described in and as set forth in Section 8(c)(ii) above.
     Following any such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in Section 5 and in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.

For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
          f. Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and the Board of Directors of any of the Company’s affiliates, if applicable.
     9. Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows:
          a. Non-Competition.
               (1) During the Employment Term (but only for so long as Executive remains employed by the Company pursuant to this Agreement) and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not (i) engage in any business that is in Competition (as hereinafter defined) with the Company or its subsidiaries, (ii) enter the employ of, or render any services to, any person engaged in Competition with the Company; or (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that is in Competition with the Company, as an individual, partner, shareholder, officer, director, principal, agent, trustee, employee or consultant. For purposes of this Section 9, “Competition” shall mean the business of producing or selling microporous membrane products produced or sold, or expressly contemplated to be produced or sold, by the Company or its subsidiaries as of the date hereof and during the Employment Term.
               (2) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in Competition with the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.
          b. Non-Solicitation; Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, for his own account or for the account of any other individual or entity, (i) encourage, solicit or induce, or in any manner attempt to solicit or induce, any individual or entity employed by, as agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; (ii) engage in Competition with the Company by soliciting business of the type performed by the Company from any individual or entity for whom the Company provided services or products within the one-year period immediately preceding the date of Executive’s termination of employment; (iii) engage in Competition with the Company by soliciting business of the type performed by the Company from any prospective customer or client of the Company who, within the one-year period immediately preceding the date of Executive’s termination of employment, the Company had directly solicited; or (iv) assist any person or entity to engage in any activity prohibited by this subsection (b).
          c. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     10. Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors or financial institutions, the existence or contents of this Agreement. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.
     11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     12. Miscellaneous.
          a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The Company and Executive each hereby consents to the jurisdiction of the federal and state courts in the state in which Executive maintains his principal place of residence, as of the earlier of the date on which (i) either party brings a claim under this Agreement against the other party and (ii) Executive’s termination of employment occurs. The Company and Executive also each hereby irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action or proceeding in connection with this Agreement in any such court, and agrees that service upon it shall be sufficient if made by registered mail.
          b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          e. Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.
          f. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 9 of this Agreement.
          g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.
          h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Polypore International, Inc.
11430 North Community House Road, Suite 350
Charlotte, NC 28277
Attn: General Counsel
with copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: David E. Rubinsky, Esq.
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company with copy to:
Lewis, Rice & Fingersh, L.C.
500 North Broadway, Suite 2000
St. Louis, Missouri 63102
Attn.: Steven C. Drapekin, Esq.
          i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
          j. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements), if any, between Executive and the Company regarding the terms and conditions of Executive’s employment with the Company.
          k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          m. Prevailing Party. The prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs in any litigation for breach of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

POLYPORE INTERNATIONAL, INC.:
/s/ Michael Graff
By: Michael Graff
Title:	Chairman of the Board

EXECUTIVE:
/s/ Robert B. Toth
Robert B. Toth